Astea Reports Full Year 2010 and Profitable Fourth Quarter Results

HORSHAM, Pa., March 24, 2011 /PRNewswire/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management and mobility solutions, today released its fourth quarter and year-end financial results for fiscal 2010.

For the quarter ended December 31, 2010, Astea reported revenues of $7.1 million which were 27% greater than revenues of $5.6 million for the same period in 2009. Net income available to shareholders for the quarter was $1.2 million or $.34 per share, compared to net income available to shareholders of $.4 million or $.10 per share for the same period in 2009. Software license revenues of $2.6 million were 58% higher than the same period in 2009. Service and maintenance revenues were $4.5 million compared to $4.0 million for the same period in 2009.

For the 2010 fiscal year, the Company reported revenues of $21.4 million a 6% increase over 2009 revenues of $20.1 million. The net loss available to shareholders was $1.9 million or ($.52) per share in 2010, compared to a net loss to shareholders of $1.2 million or ($.33) per share for the 2009 fiscal year. License revenues increased 85% to $5.0 million from $2.7 million in 2009. Service and maintenance revenues were $16.4 million, a 6% decrease compared to $17.4 million in 2009.

"We are very pleased to see the marked improvement in our fourth quarter results, which were highlighted by a significant increase in revenue and profitability," commented Zack Bergreen, chairman and CEO of Astea International. "In the face of a challenging economic environment, we have been able to successfully expand our market opportunity and global presence to position the company for continued market share gains as the economic environment continues to improve further. We are still early in the new year, but we are more optimistic about the economic environment for the service management market space as compared to past quarters."

Bergreen added, "We are experiencing increased momentum in new customer acquisition as well as accelerated growth in our pipeline, with large enterprise opportunities around the world. We are excited about the product releases we have planned for 2011 in addition to the marketing, sales and partnership infrastructure we have in place. As a result, we fully expect to have a bigger impact on the market moving forward as well as a distinct competitive advantage that will be difficult for competitors to match. I would also like to mention that we are very grateful that, after the horrific earthquake in Japan, all of our employees and families are doing well and our Japan office in Tokyo remains operational."

A YEAR IN REVIEW: 2010 HIGHLIGHTS

  Signed new enterprise customers and had a number of existing customers, for both the Astea Alliance and FieldCentrix solutions, continue to expand their configurations with additional licensing for more users and additional functionality.
  During the fourth quarter, Astea added major customers in each of their operating regions. In North America, Astea signed a leading Fortune 500 company that provides diagnostic testing, information and services. In Europe, the Company signed a nationwide tire retailer and tire service provider with a network of over 300 Service Centers throughout the UK. Additionally, in Asia Pacific, Astea signed one of the world's largest manufacturers of semiconductor equipment and material.
  A number of customers completed their deployments and many upgraded to the latest releases, reaffirming that Astea's customers recognize the value and positive impact that Astea's solutions are having on their overall service business.
  The Company introduced Astea Alliance, version 10.0. This release was by far Astea's most comprehensive release to date. Astea Alliance 10.0 focuses on enabling and easily facilitating service organizations to confidently and effectively create, support and manage a truly virtual service delivery network for both financial and operational efficiencies. With workforce collaboration, analytics, third party and vendor management, ITIL support and much more, organizations can feel confident that they are implementing best practices and delivering a consistent level of service around the globe, greatly improving customer satisfaction.
  Astea entered into a partner relationship with ITOCHU Techno-Solutions Corporation ("CTC") a significant leading systems integrator in Japan. The partnership combines its deep IT services expertise and systems integration experience with Astea's global service lifecycle management, mobility and optimization solutions. CTC will act as a value added reseller of Astea Alliance solutions, giving their current and future customers access to Astea's industry leading service lifecycle management and mobility solution. They will market, sell and deploy the Astea Alliance suite to their existing customer base as well as aggressively pursue new customers in Japan.
  Astea announced their positioning in the Visionaries Quadrant in Gartner's 2010 Field Service Management Magic Quadrant. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors compare against criteria for that marketplace, as defined by Gartner.

Astea will host a conference call that will be broadcast live over the Internet on March 25th at 11:00 AM ET to discuss the Company's fourth quarter and year-end financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (Nasdaq: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2011 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com